Exhibit 10.5
                          TRANSITION SERVICES AGREEMENT

     This TRANSITION SERVICES AGREEMENT (this "Agreement"), dated as of February 4, 2003, is entered into by and among Genuity Inc., a Delaware corporation ("Genuity"), the subsidiaries of Genuity listed on the signature pages hereto (each a "Seller" and together with Genuity, including their successors, the "Sellers"); and Level 3 Communications, LLC, a Delaware limited liability company ("Level 3 LLC"), and Greenland Managed Services, LLC, a Delaware limited liability company (and, together with Level 3 LLC, "Purchaser").

     WHEREAS, Sellers, Level 3 LLC and Level 3 Communications, Inc. have entered into an Asset Purchase Agreement, dated as of November 27, 2002, as amended (the "Purchase Agreement"), relating to the purchase and sale of the certain assets and the assumption of certain liabilities relating to the Business;

     WHEREAS, the Business uses certain services provided to Sellers by third parties under contract to Sellers and Purchaser desires to obtain the temporary use of such services after the Closing for the purpose of enabling Purchaser to manage an orderly transition in its operation of the Business;

     WHEREAS, after the Closing, Sellers will require for a limited time period certain administrative services and assistance in connection with Sellers' collection of Receivables and the wind-up of Sellers' business and affairs, and may require certain Transition Services or similar services to the extent necessary to enable Sellers to provide, for a limited transition period, continued service to certain of Sellers' customers under Excluded Customer Contracts;

     WHEREAS, the Purchase Agreement provides that, as a condition to the obligations of Sellers and Purchaser to consummate the transactions contemplated by the Purchase Agreement, Sellers and Purchaser shall execute and deliver this Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS

     Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Purchase Agreement.

                                  ARTICLE II.

                   PROVISION OF TRANSITION SERVICES BY SELLER

     Section 2.1. Transition Services. Sellers shall provide to Purchaser the following goods and services (together with the services provided pursuant to Section 5.4, the "Transition Services"):

          (a) with respect to any Underlying Service Agreement or Undesignated Agreement, the goods and services provided to Sellers (or which Sellers have the right to obtain) under the terms of such Underlying Service Agreement or Undesignated Agreement in connection with the Business as of the date of the Purchase Agreement during the period (the "Service Period") from the Closing Date until:

               (i)  with  respect  to  any  Underlying   Service   Agreement  or
          Undesignated Agreement that Purchaser elects to assume, the Assumption Date; and

               (ii) with respect to any Underlying Service Agreement or Undesignated Agreement that Purchaser elects not to assume, the first date on which the effectiveness of Sellers rejecting such Underlying Service Agreement or Undesignated Agreement would not constitute a violation of Section 2.11(b) of the Purchase Agreement (the "End Date").

          (b) such additional goods and services from the Excluded Matters with respect to the conduct of the Business after the Closing as Purchaser may reasonably request, in a manner consistent with past practices of Sellers (the "Excluded Matters Services"). Purchaser shall pay Sellers' incremental costs incurred in the provision of the Excluded Matters Services.

     Section 2.2. Pass Through Services. The Transition Services shall be provided in substantially the same manner and on substantially the same basis (including as to policies, procedures, practices and timeliness) as the goods and services provided to Sellers under the Underlying Services Agreements, the Undesignated Agreements and the Excluded Matters are provided to Sellers. Sellers shall be required to provide the Transition Services only to the extent and only at the locations and in the manner such goods and services are provided to Sellers pursuant to the applicable Underlying Service Agreements, Undesignated Agreements and Excluded Matters.

     Section 2.3. Actions with Respect to Certain Agreements. Except as otherwise consented to in writing by Purchaser, which consent may be withheld or granted in Purchaser's sole discretion, during the applicable Service Period:

          (a) With respect to each Underlying Service Agreement or Undesignated Agreement that either (i) expires upon the conclusion of its stated term prior to three months following the Election Date and contains a renewal option, (ii) that contains a right of Sellers which if timely exercised will prevent automatic renewal of such

     Underlying Service Agreement or Undesignated Agreement and which right will expire prior to the three months following the Election Date, then Sellers shall follow the written direction of Purchaser with respect to whether to renew or to exercise the right to prevent automatic renewal of such Underlying Service Agreement or Undesignated Agreement; provided, however that if Purchaser directs Sellers to renew an Underlying Service Agreement or Undesignated Agreement, any consideration payable to the counterparty of such Underlying Service Agreement or Undesignated Agreement and all reasonable out-of-pocket expenses (including reasonable attorneys fees and expenses) of Sellers payable to other third parties incurred in connection with such renewal (or allowing such automatic renewal) shall be borne and, promptly upon demand by Sellers, paid by Purchaser. Sellers shall not agree to pay any such consideration or incur any such out-of-pocket expenses without the prior written consent of Purchaser; provided, however, that if Purchaser withholds such consent, Sellers shall not be obligated to take any action to renew such Underlying Service Agreement or Undesignated Agreement.

          (b) With respect to each Underlying Service Agreement or Undesignated Agreement that expires upon the conclusion of its stated term prior to three months following the Election Date and does not contain a renewal option, Purchaser shall have the right, in the name an on behalf of Sellers, and at Purchaser's expense, to seek to renew such Underlying Service Agreement or Undesignated Agreement.

          (c) Subject to Purchaser's compliance with the terms of this Agreement, Sellers shall (i) perform in all material respects their obligations under each Underlying Service Agreement or Undesignated Agreement, and (ii) not settle, release or forgive any claim or litigation or waive any right thereunder; provided that Sellers shall be deemed to have fully complied with clause (i) of this Section 2.3(c) (A) if Purchaser is acting as Administrator with respect to such Underlying Service Agreement or Undesignated Agreement, so long as Sellers shall have made payments from the Designated Account as directed by the Administrator (as defined herein) pursuant to Section 3.1(b)(iii) and have not taken actions reserved to the Administrator pursuant to Section 3.1(b), (B) if Purchaser is not acting as Administrator with respect to such Underlying Service Agreement or Undesignated Agreement, so long as Sellers shall have complied with Section 3.1(c) with respect to such Underlying Service Agreement or Undesignated Agreement and (C) whether or not Purchaser is acting as Administrator with respect to such Underlying Service Agreement or Undesignated Agreement, so long as Sellers shall have timely (1) delivered the reports required by Section 4.2(b), and (2) forwarded to Purchaser all notices received by Sellers with respect to such Underlying Service Agreement or Undesignated Agreement.

          (d) If the term of any Underlying Service Agreement is renewed in accordance with this Section 2.3, but Purchaser does not elect to assume such Underlying Service Agreement pursuant to Section 2.9(a) of the Purchase Agreement, then, in addition to any Rejection Claim with respect to any remaining term of such Underlying Service Agreement (prior to the commencement of the renewal term) at the time of the rejection of such Underlying Service Agreement in the Bankruptcy Cases, any incremental increase in the amount of the rejection claim allowed under Section 365 of the Bankruptcy Code relating to such Underlying Service Agreement that results from such renewal shall be deemed to be a Rejection Claim.

     Section 2.4. No Violations of Law. Sellers shall not be required to provide any Transition Service to the extent that the performance of such Transition Service would require Sellers to violate any applicable laws, rules or regulations. Sellers will give Purchaser prompt written notice of the occurrence of any event which would cause Sellers to curtail or cease providing any Transition Service pursuant to this Section 2.4.

     Section 2.5. Additional Resources. In providing the Transition Services, Sellers shall not be obligated to:

          (a) maintain the employment of any specific employee;

          (b) purchase, lease or license any additional equipment;

          (c) pay any costs related to the conversion or transfer of the Business' data to Purchaser or any alternate supplier of services similar to the Transition Services; or

          (d) with respect to any Underlying Service Agreement or Undesignated Agreement as to which Purchaser has been engaged as Administrator in accordance with Section 3.1(a) or as to which Sellers are following the direction of Purchaser pursuant to Section 3.1(c) with respect to such Underlying Service Agreement or Undesignated Agreement, pay any amount to any counterparty to an Underlying Service Agreement or Undesignated Agreement except as directed by the Administrator in accordance with
     Section 3.1(b)(iii) or (c).

     Section 2.6. Excluded Transition Services; Limitations Regarding Excluded Matters Services.

          (a) Notwithstanding anything to the contrary contained herein, Sellers shall not be required to provide legal, regulatory or tax advice or counsel.

          (b) Notwithstanding any term or provisions hereof to the contrary (i) Sellers obligation hereunder with respect to the Excluded Matters Services shall only be to use commercially reasonable efforts to provide such services, such obligation is solely between Sellers and Purchaser and Sellers shall have no Liability for any claims by, or on behalf of, any customer of Parent or Purchaser or their respective Affiliates or other Person arising out of or in connection with the provision of services by Parent, Purchaser or their respective Affiliates to such customer or other Person which constitute a "pass through" of, or which otherwise utilize or incorporate, any Excluded Matters Services and (ii) nothing in this Agreement shall limit or restrict Sellers' ability or right to terminate any or all of the Excluded Matters Services or take any other action with respect to the Excluded Matters; provided that Sellers will use commercially reasonable efforts to notify Purchaser a reasonable period in advance of such termination, or of such disposition or other action which would result in the cessation of such Excluded Matters

     Services, with a view to affording Purchaser the opportunity to timely make alternative service arrangements substantially consistent with the Excluded Matter Services.

     Section 2.7. Certain Obligations of Purchaser. In exchange for the Transition Services:

          (a) Purchaser shall make the payments at the times and in the amounts set forth in Article IV. Purchaser acknowledges and agrees that any failure by the Purchaser to timely make payment to the Designated Account (as defined herein) of amounts due pursuant to the terms of this Agreement, or of the Administrator to timely direct payment of outstanding bills and invoices from the Designated Account, to enable Sellers to timely pay amounts which are due and payable under any Underlying Service Agreement during or in respect of the applicable Service Period or under any
     Undesignated Agreement during or in respect of the period from the applicable Obligation Date (as defined herein) to the conclusion of the applicable Service Period, shall constitute a Purchaser Transition Breach with respect to such Underlying Service Agreement or Undesignated Agreement, as applicable.

          (b) Purchaser shall perform for the benefit of Sellers and the other party or parties thereto (to the extent performed by Sellers prior to the Closing Date and with the same care and skill with which Purchaser performs its own similar contracts) the non-monetary obligations arising under
     (i) each  Underlying  Service  Agreement  during  its  Service  Period  and
     (ii) each Undesignated Agreement from the date (the "Obligation Date") that is ten (10) Business Days after both (A) such Contract or Lease is identified in writing as an Undesignated Agreement and (B) a true, correct and complete copy of such Undesignated Agreement is delivered to Purchaser, until the conclusion of its Service Period.

     Section 2.8. Changes. The parties acknowledge that to the extent changes are made by the counterparties to applicable Underlying Service Agreements or Undesignated Agreements in providing goods or services to Sellers thereunder in accordance with the terms thereof, Sellers may make the same changes in the Transition Services, provided that Sellers shall provide Purchaser with prior written notice regarding such changes.

     Section 2.9. Consents. Sellers and Purchaser will reasonably cooperate with each other in seeking to obtain all third party consents, licenses, sublicenses or approvals to the extent, if any, necessary to permit or facilitate the provision of Transition Services and Contract Administration Services as provided herein; provided, however, that Sellers shall not be required to pay any amounts to any third parties or to grant any accommodation, financial or otherwise, to secure the same, except to the extent reimbursed by Purchaser. Sellers shall not agree to pay any such amounts without the prior written consent of Purchaser.

     Section 2.10. Subcontractors. Sellers may engage, at Sellers' expense, a subcontractor to perform all or any portion of Sellers' duties under this Agreement, provided that Sellers shall remain responsible hereunder for the performance of such subcontractor.

     Section 2.11. Audit Assistance. Sellers shall conduct such audits as Purchaser requests of the financial statements of the Business required in connection with Purchaser's or its Affiliates' reporting obligations under applicable Legal Requirements. Purchaser shall promptly pay Sellers' third party costs incurred in connection with any such audit, including without limitation all audit fees and expenses of independent auditors retained in connection with such audit. Notwithstanding any provision of this Agreement, Sellers shall not be required to conduct an audit on more than one occasion to the extent Sellers determine there is not a sufficient number of Sellers' employees to conduct an additional audit, in which case Sellers shall make available to Purchaser any books and records held by Sellers and reasonably necessary for the audit.

                                  ARTICLE III.

                      PROVISION OF CONTRACT ADMINISTRATION
                         AND OTHER SERVICES BY PURCHASER

     Section 3.1. Contract Administration Services.

          (a) Subject to the continued general oversight of Sellers and subject to Section 3.1(d), Sellers hereby engage Purchaser (in such capacity, the "Administrator") to exclusively manage the day-to-day administration of the Underlying Service Agreements and the Undesignated Agreements during the applicable Service Period, in the name of and on behalf of the applicable Sellers (the "Contract Administration Services"), except to the extent that such engagement is prohibited by the terms of any such Underlying Service Agreement or Undesignated Agreement.

          (b) Without limiting the generality of the foregoing, the Contract Administration Services shall include:

               (i) responding to all inquiries from the counterparty to each Underlying Service Agreement or Undesignated Agreement;

               (ii) analyzing and evaluating all bills and invoices with respect to each Underlying Service Agreement or Undesignated Agreement and determining the appropriate payment;

               (iii) directing payment of outstanding bills and invoices from the Designated Account;

               (iv)  subject  to  Section  5.3,   resolving  disputes  with  the
          counterparties to each Underlying Service Agreement and Undesignated Agreement;

               (v) making and accepting new orders, or moves and changes to existing services provided or received pursuant to Underlying Service Agreements and Undesignated Agreements;

               (vi)  disconnecting   services  pursuant  to  Underlying  Service
          Agreements and Undesignated Agreements;

               (vii) giving notices pursuant to Underlying Service Agreements and Undesignated Agreements, including termination notices; and

               (viii)   all   other   matters   incident   to  the  day  to  day
          administration of each Underlying Service Agreement or Undesignated Agreement.

          (c) To the extent that the Administrator is not able to perform the Contract Administrative Services by virtue of the provisions of the Underlying Service Agreement or Undesignated Agreement, then, Sellers shall perform the contract administration with respect to such Underlying Service Agreement or Undesignated Agreement; provided, however, that before taking any action specified in Section 3.1(b), Sellers shall consult with, and follow the directions of Purchaser with respect to such actions.

          (d) Notwithstanding the foregoing provisions of this Section 3.1 or any other term or provision of this Agreement (other than Section 2.3) or the Purchase Agreement, without the express prior written consent of Sellers, Purchaser, in its capacity as Administrator or otherwise, shall not take any action which would, directly or indirectly, modify, increase Sellers' financial or other obligations under, or terminate, any Underlying Service Agreement or Undesignated Agreement (or any circuits or other services thereunder) unless the Assumption Date has occurred with respect to such Underlying Service Agreement or Undesignated Agreement, as applicable.

     Section 3.2. Collection of Receivables and Other Wind-Up Activities. In addition to and without limitation of Purchaser's obligations under Article VIII of the Purchase Agreement, from and after the Closing Date through the termination of this Agreement pursuant to Section 6.1 (such period, the "Wind-Up Period"):

          (a) Purchaser shall allow Sellers to occupy and use contiguous office space on the same floor in the Building designated by Purchaser (so long as Purchaser or any Affiliate of Purchaser owns the Building or leases space therein) reasonably necessary to accommodate Sellers' employees in Woburn and consistent with Sellers' past office space allocation practices. Purchaser upon reasonable notice and at its expense may move Sellers' employees to other space in the Building consistent with the criteria set forth in the immediately preceding sentence. Purchaser shall allow Sellers to occupy and use the space in the locations set forth on Schedule 3.2(a) designated by Purchaser (so long as Purchaser or an Affiliate of Purchaser owns such locations or leases space therein), provided that Sellers shall reimburse Purchaser for any incremental cost or expense associated with Sellers' occupancy of such space and shall hold Purchaser harmless from any Damages arising out of or resulting from such occupancy; and provided further that if Purchaser or any Affiliate of Purchaser transfers the Building or such other locations or surrenders occupancy thereof (in the case of leased property), as applicable, to a Third Party and neither Purchaser nor an Affiliate of Purchaser thereafter leases space therein, Purchaser shall, in connection with such transfer or surrender of the Building or such other locations, as applicable, make a request that such Third Party allow Sellers to occupy and use such amount of office space in the Building or such other locations, as applicable, during the Wind-Up Period on such terms as Sellers and such Third Party may agree.

          (b) Purchaser shall make available to Sellers for use in Wind-Up Activities (as defined in Section 5.4 hereof) office furniture, phones, and other relevant items of Personal Property acquired by Purchaser pursuant to the Purchase Agreement in connection with Sellers' use and occupancy of office space as described in Section 3.2(a) (so long as Purchaser or any Affiliate of Purchaser owns the Building or other locations set forth in
     Exhibit 3.2(a) or leases space therein). During the Wind-Up Period, Sellers' employees shall retain the use of personal computers used by them prior to the Closing; such personal computers shall constitute Purchased Assets, and shall be returned to Purchaser upon the termination of the respective employee's employment with Sellers and their successors. All information and data contained on such personal computers that would otherwise constitute Purchased Assets shall continue to constitute Purchased Assets and shall be subject to the same protection as all other proprietary information of Purchaser, including, without limitation,
     Section 5.2 of this Agreement.

          (c) Purchaser shall reasonably cooperate with Sellers in implementing or continuing invoicing, tracking and collection systems with respect to the Receivables to extent reasonably requested by Sellers solely to enable Sellers to diligently seek to collect Receivables outstanding on the Closing Date. Sellers shall not be responsible for paying any charges or costs in respect of such services (other than incremental third party costs).

          (d) Purchaser shall, on Sellers' behalf, examine and verify, in a manner consistent with such examination and verification prior to the Closing, Sellers' circuit invoices. Purchaser shall provide documentation and reasonable access to its personnel to allow Sellers to monitor and audit Purchaser's performance of such examination and verification. Sellers shall reimburse Purchaser for its incremental costs incurred in performing such examination and verification.

          (e) Purchaser shall operate, support and maintain a new email domain for Sellers' use following the Closing. Purchaser shall use commercially reasonable efforts to undertake reasonable backups and security measures, such that only Sellers' authorized users have access to the information in such system. Purchaser shall operate the domain on a server used only for this purpose. Sellers shall be responsible for both (i) licensing the necessary software (including email server software, operating system software and backup software) and (ii) Purchaser's incremental costs associated with the operation, support and maintenance of such domain.

          (f) With respect to Excluded Customer Contracts, during the Excluded Customer Contract Period (as defined in Section 3.3 below), Purchaser shall: (i) grant to Sellers' read-only access to the Arbor system, Circuit Tracking System (CTS), Magma system, TBS system and the other systems listed on Schedule 5.4(b) (the "Schedule 5.4(b) Systems"); (ii) with respect to such systems (other than the Schedule 5.4(b) Systems), gather, input, process and update usage data in a manner consistent with the Sellers' historical practice, (iii) provide Sellers with soft and hard copies of data extracts equivalent to Cost of Access (COA) from equivalent systems of Purchaser, and (iv) assist Sellers in the generation of the final invoice. Such services shall be deemed to be Extension Services for purpose of Section 3.3(a). Except as set forth in Section 3.3,

     Sellers shall not be responsible for paying any charges or costs in respect of such services (other than incremental third party costs).

          (g) With respect to Contracts for Circuit Service that are not Assumed Contracts, Purchaser shall: (i) grant to Sellers' read-only access to the Circuit Tracking System (CTS), Magma system, TBS system and the Schedule 5.4(b) Systems; (ii) with respect to such systems (other than Schedule 5.4(b) Systems), gather, input, process and update circuit status data in a manner consistent with the Sellers' historical practice, and (iii) provide Sellers with soft and hard copies of data extracts equivalent to Cost of Access (COA) from equivalent systems of Purchaser. Except as set forth in
     Section 5.4, Sellers shall not be responsible for paying any charges or costs in respect of such services (other than incremental third party costs).

          (h) Purchaser shall provide to Sellers such additional services from the Purchased Assets and the Transition Services (in the case of the Transition Services only to the extent such Transition Services are provided to Purchaser) in connection with Wind-Up Activities as Sellers may reasonably request, in a manner consistent with past practices of Sellers. Sellers shall pay Purchaser's incremental costs incurred in the provision of such additional services.

     Section 3.3. Services Under Excluded Customer Contracts.

          (a) Purchaser shall use commercially reasonable efforts to use the Purchased Assets and the Transition Services (in the case of the Transition Services only to the extent such Transition Services are provided to Purchaser) to provide to Sellers such services (the "Extension Services") as are necessary for Sellers to provide services to customers under Excluded Customer Contracts ("Excluded Customer Contract Services"). The obligation to provide the Extension Services is solely between Purchaser and Sellers and, without limitation of Section 2.5(d) of the Purchase Agreement, Purchaser shall have no Liability for any claims by, or on behalf of, any counterparty to an Excluded Customer Contract arising out of any Excluded Customer Contract Services; without limitation of Section 2.5(d) of the Purchase Agreement, any and all such claims shall be deemed to be Excluded Liabilities.

          (b) Subject to the provisions of this Section 3.3, Purchaser shall provide the Extension Services for so long as requested by Sellers, for the period (the "Excluded Customer Contract Period") up to the date, (i) with respect to each Excluded Customer Contract, that is the later of (A) the thirtieth day after the Closing, and (B) such time as Sellers are no longer required pursuant to any applicable Legal Requirement (other than solely the Bankruptcy Code, as applied to the Bankruptcy Cases) to provide the Excluded Customer Contract Services to such customer, or (ii) with respect to each Excluded Customer Contract relating to voice termination services, such time as is the earliest date that Sellers may, under any applicable Legal Requirement, reject such Excluded Customer Contract in the Bankruptcy Cases.

          (c) With respect to any Excluded Customer Contract, Sellers shall pay Purchaser for the Extension Services an amount equal to the monthly recurring charges

     (appropriately pro rated for the period during which Extension Services are provided in respect of such Excluded Customer Contract) payable by customers receiving the Excluded Customer Contract Services (as provided in the applicable Excluded Customer Contracts and without regard for whether such charges are invoiced by Sellers or paid by customers).

          (d) Nothing in this Section 3.3 shall limit or restrict Purchaser's ability or right to terminate any or all of the Extension Services to Sellers, to dispose of or alter any or all of the Purchased Assets or take any other action with respect to its business; provided that Purchaser will notify Sellers a reasonable period in advance of such termination, or of such disposition or other action which would result in the cessation of such Extension Services, with a view to affording Sellers the opportunity to timely make alternative service arrangements substantially consistent with those contemplated by this Section 3.3. Notwithstanding the foregoing, Sellers acknowledge that Purchaser's obligation to provide Extension Services pursuant to this Section 3.3 shall terminate without notice on the Election Date.

     Section 3.4. Limitation on Purchaser Obligations. The obligations of Purchaser under Sections 3.2, 3.3 and 5.4 (the "Purchaser Services") are subject to the following additional limitations:

          (a) Purchaser shall not be required to take any action in violation of applicable Legal Requirement. Purchaser will give Sellers prompt written notice of the occurrence of any event which would cause Purchaser to curtail or cease providing any Purchaser Services pursuant to this Section 3.4(a).

          (b) In providing the Purchaser Services, Purchaser shall not be obligated to: (i) maintain the employment of any specific employee; or (ii) purchase, lease or license any additional equipment the cost of which is not reimbursed by Sellers.

          (c) The Purchaser Services shall not include any legal, regulatory or tax advice or counsel.

          (d) The parties acknowledge that to the extent changes are made by the counterparties to applicable Assumed Contracts or Assumed Leases in providing goods or services to Purchaser thereunder in accordance with the terms thereof, Purchaser may make the same changes in the Purchaser Services, provided that Purchaser shall provide Sellers with prior written notice regarding such changes.

          (e) Sellers and Purchaser will reasonably cooperate with each other in seeking to obtain all third party consents, licenses, sublicenses or approvals to the extent, if any, necessary to permit or facilitate the provision of Purchaser Services as provided herein; provided, however, that Purchaser shall not be required to pay any amounts to any third parties or to grant any accommodation, financial or otherwise, to secure the same, except to the extent reimbursed by Sellers. Purchaser shall not agree to pay any such amounts without the prior written consent of Sellers.

                                  ARTICLE IV.

                          PRICING, BILLING AND PAYMENT

     Section 4.1. Payments.

          (a) Purchaser shall pay for the Transition Services as follows:

               (i) Purchaser shall pay Sellers for amounts due and payable by Sellers under each Underlying Service Agreement during or in respect of the applicable Service Period, as determined by Administrator (any prepayments by Sellers of amounts due under any Underlying Service Agreement or Undesignated Agreement shall not reduce Purchaser's obligations hereunder); and

               (ii) Purchaser shall pay Sellers for amounts due and payable by Sellers under each Undesignated Agreement during or in respect of the period from the applicable Obligation Date to the conclusion of the applicable Service Period, as determined by Administrator (any prepayments by Sellers of amounts due under any Underlying Service Agreement or Undesignated Agreement shall not reduce Purchaser's obligations hereunder).

          (b) In addition to the foregoing, for each calendar month between the date of this Agreement and the last End Date, Purchaser shall pay to Sellers $50,000 as a fee for the provision of the Transition Services, such amount to be pro rated for any portion of a month in which the date of this Agreement and such last End Date occurs.

     Section 4.2. Payment.

          (a) Purchaser shall make the payments required by Section 4.1(a)(i) and Section 4.1(a)(ii) by wire transfer in immediately available funds to a deposit account designated by Sellers that shall, except as otherwise provided in this Section 4.2(a), be dedicated solely to holding funds for the payment of amounts due under Underlying Service Agreements and Undesignated Agreements (the "Designated Account"). Purchaser shall make such payments to the Dedicated Account on a weekly basis, with the amount of each weekly payment being the amount reasonably expected to enable
     Sellers to make the payments due under the Underlying Service Agreements and Undesignated Agreements during the following week; provided that such weekly payments shall be calculated as if any prepayments by Sellers under an Underlying Service Agreement or Undesignated Agreement (to the extent such prepayments are not required to be maintained under the terms of such Underlying Service Agreement or Undesignated Agreement) had not been made, and Sellers shall be entitled to withdraw from the Designated Account amounts therein that, by operation of this proviso, exceed the amounts required for Sellers to make aforesaid payments due under such Underlying Service Agreement or Undesignated Agreement. Each weekly payment made by Purchaser will be accompanied by a written notice from Administrator to Sellers indicating the amount of, and the date on which, each payment should be made pursuant to the applicable Underlying Service Agreements and Undesignated Agreements during the following week.

          (b) On the 15th day of each month, Sellers shall provide Purchaser with a written report detailing payments made by Sellers pursuant to this
     Section 4.2 during the previous month. Sellers shall provide Purchaser with reasonable access to the information necessary for Purchaser to verify the accuracy of such report. Purchaser shall promptly make any additional payments required with respect to the prior calendar month as set forth on such report, except to the extent disputed by Purchaser, in which event Purchaser and Sellers shall negotiate to resolve any such dispute. The parties acknowledge and agree that if any such dispute is not resolved within ten (10) Business Days of it first arising, Sellers may seek determination of the matter by the Bankruptcy Court.

          (c) Purchaser shall pay Sellers for amounts due and payable by Sellers for modifications to eQuote systems prior to and following the date of this Agreement, provided Purchaser has consented to such modifications.

     Section 4.3. Taxes. Purchaser shall reimburse Sellers for any and all taxes and governmental charges accruing during any applicable Service Period, including, without limitation, sales or use taxes, imposed on Sellers or which Sellers shall have any obligation to collect with respect to or relating to this Agreement, the Transition Services or the performance by Sellers of their obligations hereunder that would not have been assessed in the absence of this Agreement, other than employment taxes with respect to Sellers' employees and income taxes, gross receipt taxes or similar taxes imposed on net income or taxes imposed on or relating to Sellers' property.

     Section 4.4. Software. Purchaser hereby grants Sellers a non-exclusive license to use during the Wind-Up Period any of the Software, or rights with respect thereto, conveyed to Purchaser pursuant to the Purchase Agreement solely to the extent necessary in connection with Wind-Up Activities.

                                   ARTICLE V.

                                CERTAIN COVENANTS

     Section 5.1. Indemnification. The covenants and agreements contained in this Agreement shall be deemed to be covenants contained in the Purchase Agreement for purposes of the rights to indemnification set forth in Article X thereof.

     Section 5.2. Proprietary Information And Rights. Each party acknowledges that the other possesses, and will continue to possess, information that has been created, discovered or developed by them and/or in which property rights have been assigned or otherwise conveyed to them, which information has commercial value and is not in the public domain. The proprietary information of each party will be and remain the sole property of such party and its assigns. Each party shall use the same degree of care that it normally uses to protect its own proprietary information to prevent the disclosure to third parties of information that has been identified as proprietary by written notice to such party from the other party. Neither party shall make any use of the information of the other that has been identified as proprietary except as contemplated or required by the terms of this Agreement. Notwithstanding the foregoing, this Section shall not apply to any information that a party can demonstrate: (a) was, at the time of disclosure to it, in the public domain through no fault of such party; (b) was received after disclosure to it from a third party who had a lawful right to disclose such information to it; or (c) was independently developed by the receiving party.

     Section 5.3. Control of Disputes. Other than claims or disputes (a) with respect to any Cure Amount, (b) with respect to rejection damages pursuant to
Section 365 of the Bankruptcy Code that would not give rise to Rejection Claims, and (c) that Purchaser concludes in its good faith judgment would not be expected to be to Purchaser's detriment, as to each of which Sellers shall have the sole and exclusive right to defend, settle or compromise (the "Seller Controlled Claims"), Purchaser shall have the right to direct Sellers in the defense of, and to settle and compromise, any claim in the Bankruptcy Cases arising out of Sellers' assumption and assignment of an Underlying Service Agreement or Undesignated Agreement and/or to prosecute any objection to any claim (other than any Seller Controlled Claims) arising from any Underlying Service Agreement or Undesignated Agreement. Sellers shall not settle any claim (other than any Seller Controlled Claim) in the Bankruptcy Cases arising out of an Underlying Service Agreement or Undesignated Agreement, without Purchaser's prior written consent.

     Section 5.4. Continued Access and Use of Systems.

          (a) Each party grants to the other party's personnel, access to locations, systems, personnel and information (subject to the provisions of confidentiality in Section 5.2 above, and with respect to those systems specifically identified in Section 3.2(f) and (g), subject to the limitations set forth therein) as may be: (i) necessary for the other party to perform its obligations hereunder; (ii) reasonably requested by Sellers in connection with Sellers' efforts to collect Receivables outstanding as of the Closing Date, Sellers' circuit finance activities, activities in connection with the provision of or billing for Excluded Customer Contract Services, performance of Sellers' tax and accounting functions, or otherwise in connection with the wind-up of Sellers' business and affairs (such efforts, activities, performance and other wind-up activities being referred to collectively as the "Wind-Up Activities"); and (iii) reasonably requested by Purchaser in connection with the conduct of the Business after the Closing Date. Purchaser grants to Sellers the ability to use and access the systems listed on Schedule 5.4 in connection with Wind-Up Activities.

          (b) The providing party ("Providing Party") will provide the other party ("Receiving Party") a reasonable amount of support and maintenance with respect to such systems consistent with past practices of Sellers, including, with respect to systems maintained by Purchaser, a level of support and maintenance with respect to such application listed on Schedule 5.4(a) or (b) (if so listed). The Receiving Party's use and access to the Providing Party's systems shall be limited to read-only access and use; provided, that the Providing Party shall input data and implement changes to systems and databases upon the Receiving Party's reasonable request, in a timely manner. Nothing in this Section 5.4 shall require the Providing Party to undertake, or perform any development, modification or upgrades of any system, or to maintain or enter any data, in each case except as required pursuant to Section 3.2(f) and (g). Each Receiving Party shall bear any incremental cost associated with its access and use of the Providing Party's systems. If a Providing Party seeks to terminate a software license that is necessary for the provision to a Receiving Party of use of and access to a system, the Providing Party shall not terminate such license unless and until it has given the Receiving Party thirty (30) days' prior notice. If the Providing Party provides such notice, the Receiving Party shall be free to negotiate its own replacement license with the software vendor and shall have no obligation hereunder to provide access to or use of such replaced system to the Providing Party.

     Section 5.5. Employees.

          (a) It is anticipated  that the employees of the Sellers  described in
     Schedule 5.5(a) hereto will remain employees of the Sellers following the Closing.

          (b) Except as set forth in Schedule 5.5(b) hereto, Sellers and their Affiliates on the one hand, and Purchaser and its Affiliates on the other hand, shall not solicit the employment of employees of the other party while they remain employees of such other party.

     Section 5.6. Removal of Equipment. With respect to any Lease which is or becomes an Excluded Agreement, Purchaser shall either (i) remove, at Purchaser's sole cost and expense, any and all Purchased Assets from the leased premises, or
(ii) abandon any and all Purchased Assets at the leased premises, and indemnify and hold harmless Sellers from and against any and all Damages arising out of or in connection with such abandonment: (A) in the case of Leases that have been designated as Excluded Agreements on or prior to the date hereof, within ten days after the date hereof and (B) in the case of any Lease that is or becomes an Excluded Agreement after the date hereof, the date which is five (5) Business Days prior to the End Date with respect to such Lease.

                                  ARTICLE VI.

                                  TERMINATION

     Section 6.1. Term. This Agreement shall be effective on the date hereof, and shall continue in full force and effect for its term, which shall expire on the later of (i) three months after the Election Date, or (ii) the effective date of Sellers' plan of reorganization. This Agreement shall be terminated prior to the expiration of its stated term on the first to occur of the following events and in no other manner:

          (a) thirty (30) days after notice by one party (the "Terminating Party") to the other party (the "Breaching Party) that the Breaching Party is in material breach of the terms of this Agreement, unless prior to the expiration of such thirty (30) day period, the Breaching Party cures such material breach; provided, however, that the Terminating Party may not terminate this Agreement pursuant to this subparagraph (a) if it is at the time of proposed termination itself in material breach of this Agreement and has previously received notice thereof from the Breaching Party;

          (b) the date on which Purchaser and Sellers consent in writing to the termination of this Agreement; or

          (c) upon notice of termination delivered by Purchaser to Sellers, such termination to be effective on the later of (i) the date that is forty-five
     (45) days after Purchaser delivers to Sellers such notice and (ii) September 30, 2003.

     Section 6.2. Effect of Termination.

          (a) In the event this Agreement expires,  or is terminated pursuant to
     Section  6.1,  all  further   obligations  of  the  parties  set  forth  in
     Article II, Article III and Article IV and Sections 5.4, 5.5, and 5.6 hereof shall terminate, except (i) any liability for breach of any of the covenants or any of the representations or warranties contained in this Agreement prior to such expiration or termination and (ii) that in the event of such expiration or termination, Purchaser shall promptly make, and shall continue to be liable to Sellers to make, payment to the Designated Account pursuant to Section 4.2 of all amounts which are or may become due under any Underlying Service Agreement or Undesignated Agreement in respect of any applicable Service Period (or portion thereof) with respect thereto prior to such expiration or termination.

          (b) Upon expiration of this Agreement or termination of this Agreement pursuant to Section 6.1, (i) the Service Period with respect to each Underlying Service Agreement and Undesignated Agreement, and, except as provided in Section 6.2(a), the obligations of Purchaser with respect thereto under Section 2.7, shall automatically terminate and (ii) with respect to each Underlying Service Agreement and Undesignated Agreement as to which Purchaser has not theretofore made an election pursuant to Section 2.9(a) of the Purchase Agreement (and notwithstanding the last sentence of Section 2.11(a) of the Purchase Agreement), Purchaser shall be deemed to have given a notice, or subsequent notice, pursuant to Section 2.11(a) of the Purchase Agreement that Sellers may reject each such Underlying Service Agreement and Undesignated Agreement effective on the effective date of expiration or termination of this Agreement.

     Section 6.3. Termination of Particular Transition Services.

          (a) Purchaser shall have the right, upon ten (10) Business Days' notice, to terminate the provision of any particular Transition Service provided by Sellers hereunder, which are provided pursuant to any individual Undesignated Agreement or Underlying Service Agreement. Upon any such termination, (i) the Service Period with respect to such Undesignated Agreement or Underlying Service Agreement and, except as provided in
     Section  6.3(b),  the  obligations of Purchaser with respect  thereto under
     Section 2.7, shall terminate on the date specified in the notice of termination of such Transition Service and (ii) unless Purchaser has theretofore made an election pursuant to Section 2.9(a) of the Purchase Agreement with respect to such Undesignated Agreement or Underlying Service Agreement (and notwithstanding the last sentence of Section

     2.11(a) of the Purchase Agreement), Purchaser shall be deemed to have given a notice, or subsequent notice, pursuant to Section 2.11(a) of the Purchase Agreement that Sellers may reject such Undesignated Agreement or Underlying Service Agreement, effective on the effective date of termination of all services under such Undesignated Agreement or Underlying Service Agreement.

          (b) In the event of any termination of any particular Transition Service provided by Sellers as contemplated by Section 6.3(a), Purchaser shall promptly make payment to the Designated Account of all amounts which are or may become due under the applicable Undesignated Agreement or Underlying Service Agreement in respect of any applicable Service Period with respect thereto prior to such termination.

          (c) This is a master agreement and shall be construed as a separate and independent agreement for each and every Transition Service provided under this Agreement. Any termination of any particular Transition Service shall not affect the obligations under this Agreement with respect to any other Transition Service.

                                  ARTICLE VII.

                                 MISCELLANEOUS

     Section 7.1. Incorporation Of Article XIII. All terms and provisions contained Article XIII of the Purchase Agreement (other than Sections 13.4, 13.5, 13.6 and 13.13 thereof), including all related definitions, are incorporated herein by reference to the same extent as if expressly set forth herein.

     Section 7.2. Relationship Of Parties; No Beneficiaries or Assumption.

          (a) Sellers shall provide the Transition Services, and Administrator shall perform all Contract Administration Services, as independent contractors, and nothing contained in this Agreement shall be deemed to create any association, partnership, joint venture, or relationship of principal and agent (other than Section 2.3(b)), or master and servant, between the parties to this Agreement or any Affiliates or subsidiaries thereof, or to provide either party with the right, power or authority, whether express or implied, to create any such duty or obligation on behalf of the other party.

          (b)  The   Administrator's   relationship  with  Sellers  pursuant  to
     Article III shall be separate and distinct from the relationship of Purchaser with Sellers pursuant to this Agreement and the Purchase Agreement. Sellers shall have no right of setoff with respect to the obligations of Administrator pursuant to Article III and the obligations of Purchaser under this Agreement or the Purchase Agreement. Purchaser, in its capacity as Administrator or otherwise, shall have no right of set off with respect to the obligations of Sellers under this Agreement or the Purchase Agreement.

          (c) This Agreement shall not confer any rights or remedies upon any person or entity other than the parties hereto and their respective permitted successors and assigns. Nothing contained in this Agreement constitutes, or should be deemed to constitute, an assignment, assumption or rejection of any of the Undesignated Agreements, Underlying Service Agreements or any other Contract or Lease in connection with the Transition Services.

     Section 7.3. Limitation on Liability. Notwithstanding any other term or provision of this Agreement or Article X of the Purchase Agreement, in no event shall (a) Purchaser have any Liability to Sellers for any special, indirect, incidental or consequential damages resulting from or arising out of the performance or breach of any Purchaser Services, except to the extent that such damages are the result of the gross negligence, willful misconduct or bad faith of Purchaser, or (b) Sellers have any Liability to Purchaser for any special, indirect, incidental or consequential damages resulting from or arising out of the performance or breach of any Transition Services, except to the extent that such damages are the result of the gross negligence, willful misconduct or bad faith of any Seller.

     IN WITNESS WHEREOF, Seller and Purchaser have executed and delivered this Agreement as of the day and year first written above.

GENUITY INC.


By:      /s/ Daniel P. O'Brien
         Name: Daniel P. O'Brien
         Title:   Executive Vice President and
                  Chief Financial Officer

GENUITY INTERNATIONAL INC.


By:      /s/ Daniel P. O'Brien
         Name: Daniel P. O'Brien
         Title:   Executive Vice President and
                  Chief Financial Officer

GENUITY INTERNATIONAL NETWORKS INC.


By:      /s/ Daniel P. O'Brien
         Name: Daniel P. O'Brien
         Title:   Executive Vice President and
                  Chief Financial Officer

GENUITY SOLUTIONS INC.


By:      /s/ Daniel P. O'Brien
         Name: Daniel P. O'Brien
         Title:   Executive Vice President and
                  Chief Financial Officer

GENUITY TELECOM INC.


By:      /s/ Daniel P. O'Brien
         Name: Daniel P. O'Brien
         Title:   Executive Vice President and
                  Chief Financial Officer





                         Transition Services Agreement
                                Signature Page 1

GENUITY EMPLOYEE HOLDINGS INC.


By:      /s/ Daniel P. O'Brien
         Name: Daniel P. O'Brien
         Title:   Executive Vice President and
                  Chief Financial Officer



























                         Transition Services Agreement
                                Signature Page 2

LEVEL 3 COMMUNICATIONS, LLC



By:      /s/ Robert M. Yates
         Name: Robert M. Yates
         Title:   Vice President

GREENLAND MANAGED SERVICES, LLC



By:      /s/ Robert M. Yates
         Name: Robert M. Yates
         Title:   Vice President




















                         Transition Services Agreement
                                Signature Page 3